CONFIDENTIAL SETTLEMENT COMMUNICATION PURSUANT TO MEDIATION
ENDOCARE, INC. V. KPMG LLP
MEMORANDUM OF UNDERSTANDING
     This Memorandum of Understanding (“MOU”) contains the principal terms of the settlement (the “Settlement”) agreed to between Plaintiff and Cross-Defendant Endocare, Inc. (“Endocare”) and Defendant and Cross-Complainant KPMG LLP (“KPMG”) in Endocare, Inc. v. KPMG LLP, Orange County Superior Court Case Number 06 CC11414 (the “Action”). This MOU is intended to form the basis for drafting a Settlement Agreement that shall embody the terms set forth herein as well as such other terms as are agreed upon by the parties to this MOU.
1.	Settlement Amount: KPMG shall pay $950,000 to Endocare to resolve all claims asserted against KPMG as well as all claims that Endocare could have asserted against KPMG in the Action (the “Settlement Amount”) within thirty (30) days of execution of this MOU.

2.	Return of Fees: KPMG shall return to Endocare fees in the amount of $150,000 within thirty (30) days of execution of this MOU.

3.	Restrictions on Use of Settlement Proceeds: No portion of the Settlement Amount paid by KPMG shall be used to pay, advance, or reimburse any fees or costs incurred or to be incurred by Paul Mikus or John Cracchiolo in any criminal or SEC enforcement action.

4.	Dismissals:
a.	Within ten (10) days of execution of this MOU, Endocare will file with the Orange County Superior Court a Dismissal with prejudice of the claims against KPMG in the Action.

b.	Within ten (10) days of execution of the this MOU, KPMG will file with the Orange County Superior Court a Dismissal with prejudice of the claims against Endocare, Paul Mikus, and John Cracchiolo in the Action.
5.	Releases:
a.	Endocare, on behalf of itself and all of its officers and directors, releases all claims it asserted and which could have been asserted in the Action against KPMG and/or any of its current or former officers, directors, agents, partners, principals and employees.

b.	Endocare shall use its best efforts in good faith to obtain signed releases of KPMG by both Paul Mikus and John Cracchiolo, which releases shall release all claims which Messrs. Mikus and Cracchiolo could have asserted in the Action or otherwise against KPMG and/or any of its current or former officers, directors, agents, partners, principals and employees.

c.	KPMG, on behalf of itself and all of its officers and directors, releases all claims it asserted and which could have been asserted in the Action

CONFIDENTIAL SETTLEMENT COMMUNICATION PURSUANT TO MEDIATION
against Endocare and/or any of its current or former employees, officers, directors, shareholders, and agents, including but not limited to Paul Mikus and John Cracchiolo.

d.	The releases in the Settlement Agreement will be in a form reasonably acceptable to both Endocare and KPMG, and shall include waivers of Cal. Civil Code § 1542.
6.	No Admission of Liability:
a.	KPMG does not admit or concede that any of the claims released by Endocare have merit and the Settlement, and the provisions contained in this MOU, shall not be deemed or offered or received in evidence as a presumption, a concession, or an admission of any fault, liability or wrongdoing, and, except as required to enforce the Settlement, they shall not be offered or received in evidence or otherwise used by any person in these or any other actions or proceedings, whether civil, criminal, or administrative.

b.	Endocare does not admit or concede that any of the claims released by KPMG have merit and the Settlement, and the provisions contained in this MOU, shall not be deemed or offered or received in evidence as a presumption, a concession, or an admission of any fault, liability or wrongdoing, and, except as required to enforce the Settlement, they shall not be offered or received in evidence or otherwise used by any person in these or any other actions or proceedings, whether civil, criminal, or administrative.
7.	Cooperation in Drafting Settlement Agreement: The terms of the Settlement are final and conclusive. The parties agree that they will cooperate to expeditiously prepare and execute a definitive Settlement Agreement. In the event of disputes regarding the drafting of a Settlement Agreement (and related documents), the parties agree to submit such disputes to Hon. Robert Altman for prompt binding arbitration. The parties acknowledge that Judge Altman has received confidential information from them (and various other parties) to date, and make this designation notwithstanding that fact. Notwithstanding the foregoing, the terms of this MOU will be binding on the parties until and unless it is superseded by a subsequent written agreement. This MOU may be enforced under the provisions of Code of Civil Procedure Section 664.6 and is not a mere agreement to agree.

8.	Confidentiality: Endocare and KPMG agree to maintain absolute confidentiality regarding this MOU and the Settlement Agreement and not to divulge the events that led up to this MOU, the terms of this MOU or the Settlement Agreement or the fact of Settlement to any person except for Endocare’s and KPMG’s attorneys, tax advisors, or as otherwise required by law, without the prior consent of the other party. The parties agree that disclosure of this Settlement in any proceeding and/or by any current or former officer, employee, or agent of Endocare or

CONFIDENTIAL SETTLEMENT COMMUNICATION PURSUANT TO MEDIATION
KPMG while testifying would be contrary to the parties’ agreement to maintain confidentiality and inconsistent with Cal. Evid. Code §§ 1115 et seq. and 1154.

9.	Costs and Fees: Each party shall bear its own fees and costs.

10.	Authority: Each signatory to this MOU certifies that he or she is authorized to execute this MOU and to legally bind the party he or she represents, and that such party shall be fully bound by the terms hereof upon such signature without further act, approval, or authorization of such party.

Dated:	9-11-2007	ENDOCARE, INC.

		By:	/s/ Clint Davis

Clint Davis

		Its	SVP, Legal Affairs & General Counsel

Dated:	9-11-2007	KPMG LLP

		By:	/s/ Joseph Warganz

Joseph Warganz

		Its	Assistant General Counsel

APPROVED AS TO FORM:

Dated:	9-11-07	CALDWELL LESLIE & PROCTOR, PC

/s/ Christopher G. Caldwell

CHRISTOPHER G. CALDWELL
Attorneys for Plaintiff and Cross-Defendant Endocare

Dated:	9/11/07	SIDLEY AUSTIN LLP

/s/ Michael C. Kelley

MICHAEL C. KELLEY
Attorneys for Defendant and Cross-Complainant KPMG LLP